PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

November 12, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Teen Education Group, Inc. which was provided to us on November 12, 2010, which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated November 12, 2010. We agree with the statements concerning our Firm in such Form 8-K. At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission

Sincerely,
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com